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                                                                    Exhibit 23.2


                          Independent Auditors' Consent


The Board of Directors
M.G.R., Inc. d/b/a Air Plus Limited, Distribution Services, Inc., and Contract Air, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-64452 and No. 333-91240) and the registration statements on Form S-8 (No. 333-74918 and No. 333-103439) of Stonepath Group, Inc. of our report dated September 24, 2001, with respect to the combined statements of operations, changes in shareholders' equity and comprehensive income, and cash flows of M.G.R., Inc. d/b/a Air Plus Limited, Distribution Services, Inc., and Contract Air, Inc. for the year ended December 31, 2000, which report appears in the December 31, 2002 annual report on Form 10-K/A of Stonepath Group, Inc.

                                  /s/ KPMG LLP

Minneapolis, Minnesota
August 27, 2003